EXHIBIT 23.3


Telscape International, Inc.
Houston, Texas

     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 27, 1996, relating to the consolidated financial statements of Telscape International, Inc. and subsidiaries (formerly Polish Telephones and Microwave Corporation), for the year ended December 31, 1995, which is contained in that Prospectus.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ Hoffman, McBryde & Co., P.C.
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HOFFMAN, MCBRYDE & CO., P.C.

Dallas, Texas
October 30, 1998